December 28, 1998



Board of Directors
Sonic Automotive, Inc.
5401 East Independence Boulevard
Charlotte, North Carolina 28212

Dear Sirs:

      We are acting as counsel to Sonic Automotive, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance and sale of up to 150,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Common Stock"), reserved for issuance under the Company's Nonqualified Employee Stock Purchase Plan (the "Plan"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

      In our representation of the Company, we have examined the Registration Statement, the Plan, the Company's Certificate of Incorporation and Bylaws, as amended to date, all actions of the Company's Board of Directors recorded in the Company's minute book, the form of certificate evidencing the Shares and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

      Based upon the foregoing, we are of the following opinions:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

      2. The Shares proposed to be offered and sold by the Company under the Plan have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Act and to compliance with any applicable state securities laws and to the issuance of such Shares in accordance with the provisions of the Plan, the Shares will be, when so issued, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

      The opinions expressed herein are limited to the laws of the State of North Carolina, the
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General Corporation Law of the State of Delaware and the Act.

      Insofar as our opinion relates to the good standing and existence of the Company, we have relied upon a certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company, no further investigation having been performed by or requested of us.

      We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ PARKER, POE, ADAMS & BERNSTEIN LLP
                                          --------------------------------------
                                          Parker Poe, Adams & Bernstein LLP